Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Financial Institutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 value per share	457(c) and 457(h)	400,000	$26.46	$10,584,000	0.00015310	$1,620.41
Total Offering Amounts					$10,584,000		$1,620.41
Total Fee Offsets							$0.00
Net Fee Due							$1,620.41

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(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Financial Institutions, Inc. Second Amended and Restated 2015 Long-Term Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Financial Institutions, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a).
(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Company’s common stock as reported on the Nasdaq Global Select Market on July 28, 2025.

Table 2: Fee Offset Claims and Sources

N/A